LOAN AGREEMENT

     This LOAN AGREEMENT (this "Agreement") is made as of the 16th day of September, 1997, by and between WAKULLA MANOR, INC., a Florida corporation ("Borrower"), and LTC PROPERTIES, INC., a Real Estate Investment Trust incorporated in the State of Maryland ("Lender").

                         R E C I T A L S:

     This Agreement is made with reference to the following facts:
          A. Borrower is the owner of that certain nursing home known as Wakulla Manor (120 licensed nursing home beds) and located in Crawfordville, Florida ("Facility"). The Facility is located on that certain parcel of real property described in Exhibit "A" attached hereto and made a part hereof (sometimes referred to as the "Real Property.")

     B. Borrower desires to finance the Property and Borrower desires to borrow from Lender the sum of Four Million Eight Hundred Thousand U.S. Dollars (U.S. $4,800,000.00).

     C. Lender is willing to lend the sum of Four Million Eight Hundred Thousand U.S. Dollars (U.S. $4,800,000.00) to Borrower upon the terms and subject to the conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the covenants set forth herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree, as follows:

     1. Incorporation of Recitals. The above Recitals are incorporated herein by this reference.

     2. Definitions. In addition to the terms defined in the Recitals, and elsewhere in this Agreement, the following terms shall have the meanings set forth below, except where the context requires a different meaning:

          2.1. "Affiliate" means any person or entity who, directly or indirectly, whether by itself or through one or more intermediaries, controls or is controlled by, or is under common control with, Borrower, including but not limited to any entity whose principals are identical to, or substantially in common with, the principals of Borrower.

          2.2. "Agreement" or "Loan Agreement" shall mean this Agreement, as originally executed and as it may from time to time be amended.

          2.3. "Assignment of Leases" shall mean the document entitled Assignment of Leases, Rents, Issues and Profits of even date herewith executed by Borrower in favor of Lender in the form attached hereto as Exhibit
"E".

          2.4. "Basis Point" shall mean one one-hundredth of one percent.

          2.5. "Borrower" shall mean Wakulla Manor, Inc., a Florida corporation.

          2.6. "Business Day" shall mean any day in which dealings in U.S. Dollar deposits between banks may be carried on in New York, New York, and on which Lender is open for business at its principal place of business in Oxnard, California.

          2.7. "Closing Date" shall mean the date of the Funding and recordation and/or filing of the Mortgage. Provided that all conditions contained herein to Closing have either been satisfied or waived in writing by Lender, then the Closing Date shall occur no later than September 30, 1997.
If the Funding has not occurred on or before September 30, 1997, this Agreement may be declared null, void and of no force or effect, at Lender's sole option; provided, however, that if Lender is unable or unwilling to Fund the Loan by or before September 16, 1997, because of Lender's dissatisfaction with (i) the environmental condition of the Real Property as disclosed by the Phase I Environmental Assessment, (ii) the state of title to the Property as disclosed by the preliminary title report, the ALTA/ACSM survey and/or the UCC search reports with respect thereto (all as described in Section 4.3 hereof) or (iii) the fact that there is an outstanding Level 2, 3 or 4 deficiency or waiver affecting the Facility, then at Lender's sole option, this Agreement may at any time be declared null, void and of no force and effect, and, except as provided in this Section 2.7 below, the parties shall thereafter have no liabilities or obligations to one another of any kind or nature whatsoever. Borrower acknowledges and agrees that if Lender terminates or otherwise cancels this Agreement as provided above, notwithstanding anything to the contrary contained in the Loan Documents, Lender shall have no obligation to refund to Borrower the Loan Fee and Borrower shall also be obligated to pay to Lender an amount not to exceed Fifteen Thousand Dollars ($15,000.00) to compensate Lender for Lender's attorneys' fees (but not including costs) incurred in connection with the transactions contemplated by this Agreement, including without limitation, the negotiation and documentation of the Loan Documents.

          2.8. "Default Interest Rate" shall mean a rate per annum equal to the lesser of (i) the Regular Interest Rate plus two percent (2%) per annum, or (ii) the Highest Lawful Rate (as defined in Section 17.6, below).

          2.9. "Dollar", "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          2.10. "Environmental Indemnity Agreement" shall mean that certain document entitled Environmental Indemnity Agreement of even date herewith as executed by Borrower in the form attached hereto as Exhibit "H."

          2.11. "Escrow Agent" shall mean Hughes and White, c/o Greg Hughes, Esq. 1640 Powers Ferry Road, Building 29, Suite 200, Marietta, Georgia 30067

          2.12. "Event of Default" shall mean any one of the events of default set forth in Section 13, below.

          2.13. "Funding" (or "Funding Date") shall mean the advance (and the date thereof) of the Loan Amount made by Lender to Borrower pursuant to
Section 4, below.

          2.14. "Guarantor" shall mean Newcare Health Corporation, a Nevada corporation.

          2.15.     "Guaranty" shall have the same meaning ascribed to it in
Section 3.3, below.

          2.16. "Improvements" shall mean with respect to the Real Property, all of Borrower's ownership interest in the Facility, including all present and future structures, buildings, improvements, appurtenances and fixtures of any kind located on any portion of the Real Property, including all apparatus, equipment, furniture and appliances located on, in or at the Facility, including without limitation, heating and air-conditioning systems, washers, dryers, stoves, refrigerators, freezers, ovens, microwave ovens, garbage disposals, window coverings, drapes and rods, carpeting and floor coverings, it being intended and agreed that all such items shall be conclusively considered to be a part of the Real Property, whether or not attached or affixed thereto.

          2.17.     "Interest" shall mean Regular Interest and Default
Interest.

          2.18. "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

          2.19. "Lien" shall mean any lien, mortgage, pledge, security interest, lease, charge, option or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to create or give any security interest).

          2.20. "Loan" shall mean the loan made by Lender to Borrower pursuant to the terms of this Agreement, the Note and the other Loan Documents.

          2.21. "Loan Amount" shall mean the principal amount of FOUR MILLION EIGHT HUNDRED THOUSAND DOLLARS ($4,800,000.00), subject to the terms of this Agreement.

          2.22.     "Loan Closing" shall mean the Closing Date.

          2.23. "Loan Documents" shall mean and include this Agreement, the Note, the Mortgage, the Security Agreement, the Assignment of Leases, the UCC-1 Financing Statements, the Environmental Indemnity Agreement, the Guaranty and any and all other documents of whatever kind evidencing, securing, or relating to the Loan.

          2.24. "Loan Fee" shall mean a sum equal to one percent (1%) of the Loan Amount, that is, Forty-Eight Thousand U.S. Dollars (U.S.$48,000.00), payable as provided in Section 10, below.

          2.25. "Loan Year" shall mean each twelve-month period from September 1, in one calendar year to the last day of August in the following calendar year; except that the first Loan Year shall commence on the Funding Date and end on the last day of August, 1998. Accordingly, by way of example, Loan year 1997 shall be the period from Funding Date to the last day of August, 1998; Loan Year 1998 shall be the twelve-month period from September 1, 1998 to the last day of August, 1999; and so on.

          2.26.     "Maturity Date" shall be as defined in Section 8.1 hereof.

          2.27. "Mortgage" shall mean that certain document entitled Mortgage and Fixtures Financing Statement, of even date herewith, encumbering the Real Property, and given concurrently herewith by Borrower, as Mortgagor, for the benefit of Lender, as Mortgagee, in the form attached hereto as Exhibit "B," granting Lender a first priority security title and security interest in the Real Property to secure Borrower's payment of the amounts due and performance of the obligations under the Loan Documents.

          2.28. "Note" shall mean the Promissory Note Secured By Mortgage to be executed by Borrower payable to the order of Lender in form identical to that attached as Exhibit "C."

          2.29. "Payment Date" shall mean (i) the date on which any payment of principal, Regular Interest or Default Interest is due, or (ii) the Maturity Date, as the context requires.

          2.30. "Permitted Exceptions" shall mean (i) those Liens and other matters with respect to the Real Property which are described on Exhibit "D," attached hereto and made a part hereof; and (ii) current, but not delinquent, real property taxes, a lien not yet due and payable including current (but not delinquent) supplemental taxes.

          2.31. "Phase I Environmental Assessment" shall mean that certain environmental report for the
Real Property dated July, 1997, prepared by Rust Environment & Infrastructure.

          2.32. "Property" shall mean all of the Real Property and Improvements, including but not limited to the Facility, and all personal property located on, or used or useful in connection with the Facility, owned by Borrower in which Lender is granted a Lien and/or security interest under the Loan Documents.

          2.33. "Real Property" shall mean that certain parcel of real property more particularly described in Exhibit "A" attached hereto and all entitlements, rights and easements appurtenant thereto.

          2.34. "Regular Interest" shall mean interest on the unpaid principal balance of the Loan at the Regular Interest Rate, as determined and regularly adjusted by reference to this Agreement.

          2.35. "Regular Interest Payment Date" shall mean the first (1st) day of each and every calendar month during the term hereof; provided, however, that if any such date is not a Business Day, the Regular
Interest Payment Date shall be the first (1st) Business Day which precedes the first (1st) day of the calendar month. Regular Interest shall be payable on each Regular Interest Payment Date; provided, however, that if the Closing Date falls on any date which is not the first (1st) day of a calendar month, then the first (1st) payment of Regular Interest (which shall be a prorated amount based on the number of days from and including the Funding Date to and excluding the first (1st) Regular Interest Payment Date occurring after the Funding Date) shall not be made on the first (1st) Regular Interest Payment Date, but shall be due and payable concurrently with the Funding of the Loan. The second (2nd) payment of Regular Interest shall then be due, according to schedule, on the second (2nd) Regular Interest Payment Date occurring after the date of the Funding. Notwithstanding anything in this Agreement to the contrary, no Regular Interest Payment Date may extend beyond the Maturity Date.

          2.36. "Regular Interest Rate" shall mean interest at the lesser of (i) an initial annual rate of Ten and 83/100 percent (10.83%), which rate shall be adjusted periodically as set forth in Section 5.5, below; or (ii) the Highest Lawful Rate (as defined in Section 17.6 below).

          2.37. "Security Agreement" shall mean the document entitled Security Agreement of even date herewith executed by Borrower in favor of Lender, in the form attached hereto as Exhibit "G."

          2.38.  [Intentionally Deleted].

          2.39. "Taxes" shall mean taxes, levies, imposts, duties, withholdings or other charges of whatever nature levied, imposed, collected, withheld or assessed by any government or any political subdivision or taxing authority thereof, including without limitation Florida documentary stamp taxes and intangible personal property taxes, other than any such charges on or measured by the net income, net worth or shareholders' capital of Lender.

          2.40. "Title Company" shall mean Chicago Title Insurance Company, whose address is set forth in Paragraph 2.11, above.

     3.   Loan Amount; Guaranty:

          3.1. Loan Amount. Subject to the terms and conditions of this Agreement, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender the Loan Amount for the purpose of financing the Real
Property and the Facility. To further evidence the Loan and/or to secure its payment, Borrower shall execute and deliver to Lender the Loan Documents and other documents and instruments as required by this Agreement.

          3.2. Borrower's Use of Loan Amount. Borrower shall use the Loan Amount for the purpose of financing the Property, or any of it, and may use the balance of the Loan Amount for other purposes Borrower may desire.

          3.3. Guaranty. The Borrower's obligation shall be guaranteed by Newcare Health Corporation, a Florida corporation ("Guarantor") pursuant to that certain Absolute Guaranty of Payment and Performance (subject to the limitation stated therein), a form of which is attached hereto as Exhibit "I."

     4.   Funding:

          4.1. Amount of Funding. The Loan shall be funded to Borrower in one Funding in an amount equal to the Loan Amount.

          4.2. Procedure for Funding. So long as (i) no Event of Default has occurred and/or is continuing hereunder, and no condition exists which with the passage of time or the giving of notice (or both) would constitute an Event of Default, and (ii) all conditions precedent specified in Section 4.3, below, have been satisfied by Borrower or waived in writing by Lender by no later than 11:00 o'clock a.m. Pacific Standard Time on the Closing Date, Lender shall wire transfer the Loan Amount to the Title Company and shall deliver to the Title Company and/or the Escrow Agent Lender's closing and recording instructions. The Loan Amount shall be held in escrow by the Title Company until the Loan Documents have been fully executed by Borrower, and have been delivered to Lender or are held by the Title Company for delivery to Lender, and all other instructions contained in Lender's closing and recording instructions to the Title Company have been satisfied.

          4.3. Conditions Precedent to Funding. The obligation of Lender to make the Loan is subject to satisfaction of all of the following or Lender having waived in writing (each as determined by Lender in its sole and absolute discretion) each of the following conditions precedent at or prior to the Closing Date:

               (a) Borrower has delivered, or the Title Company is prepared to deliver, to Lender the Note, the Mortgage and all other Loan Documents each in form and substance satisfactory to Lender and each duly executed and delivered by Borrower.

               (b) Title Company is prepared to issue to Lender with respect to the Property an ALTA Extended-Coverage Lender's Policy of Title Insurance, insuring the first-lien priority of the Mortgage, which policy shall have a liability amount not less than the Loan Amount and shall be subject only to the Permitted Exceptions. The policy shall name as the insured "LTC Properties, Inc., a Maryland corporation and its successors and assigns as their interests may appear," and shall include coverage satisfactory to Lender, including, but not limited to, coverage insuring the priority of the Lien of the Mortgage over mechanic's, materialmen's or laborers' liens notwithstanding that commencement of any work of improvement is visible on the Property and shall include endorsements required by Lender, and coverage otherwise reasonably required and satisfactory to Lender.

               (c) Borrower shall have delivered to Lender an ALTA/ACSM Land Title Survey of the Real Property and the Improvements prepared by a professional land surveyor entirely satisfactory to Lender, which survey shall be certified to Lender and the Title Company with the following language:

          "Without limiting the foregoing, this is also to certify that the survey was actually made upon the ground and that it and the information, courses and distances shown thereon are correct; that the title lines and lines of actual possession are the same; that the size, location and type of buildings and improvements are as shown and all are within the boundary lines and applicable set-back lines of the property; that there are no violations of zoning ordinances, restrictions or other rules and regulations with reference to the location of said buildings and improvements; that there are no easements, streets, rights of way or other physical matters or uses affecting this property appearing from a careful physical inspection of the same, other than those shown and depicted thereon; that there are no encroachments affecting this property; that all utility services required for the operation of the premises either enter the premises through adjoining public streets, or the survey shows the point of entry and location of any utilities which pass through or are located on adjoining private land; that the survey shows the location and direction of all storm drainage systems for the collection and disposal of all roof and surface drainage; that any discharge into streams, rivers or other conveyance system is shown on the survey; and that the parcel(s) described hereon do not lie within flood hazard areas in accordance with any maps entitled: "Flood Insurance Rate Map," "Flood Hazard Floodway Boundary Map, " "Flood Hazard Boundary Map" or "Flood Boundary and Floodway Map" published by the Federal Emergency Management Agency or a Flood Hazard Boundary Map published by the U.S. Department of Housing and Urban Development."

In addition, the record legal description of the Real Property must appear on the survey, and any record easements or servitudes and covenants affecting the Real Property must be plotted thereon.

      (d) Lender shall have received a certified copy of the articles of organization of Borrower and a Certificate of Existence and/or Good Standing for Borrower, issued by the Secretary of State of Nevada dated as of a date not earlier than thirty (30) days prior to the Closing Date.

      (e) Lender shall have received a Certificate of Good Standing for Guarantor issued by the Secretary of State of Georgia dated as of a date not earlier than thirty (30) days prior to the Closing Date.

      (f) Lender shall have received a certified resolution of the Manager(s) of Borrower, authorizing (i) the borrowing made by Borrower pursuant to this Agreement; and (ii) the execution and delivery of the Loan Documents by the persons signing this Agreement, the Note, the Mortgage and the other Loan Documents on behalf of Borrower.

      (g) Lender shall have received a certified resolution of the Board of Directors of Guarantor, authorizing the execution and delivery of the Guaranty.

      (h) Lender shall have received an opinion of counsel for Borrower for Florida in form and substance acceptable to Lender.

      (i) Borrower shall have delivered to Lender at Borrower's expense a UCC lien search prepared by a search company acceptable to Lender dated as of a date not earlier than thirty (30) days prior to the Closing Date reflecting no UCC financing liens on the Property other than those previously approved by Lender's counsel. The searches shall be conducted in the name of Borrower and in the name under which the Facility is operated.

      (j) Lender shall have been provided with certificates of "evidence" of all the insurance policies on the Real Property and the Facility required by Lender pursuant to the Mortgage which policy shall include a standard "Lender's Loss Payable Endorsement" satisfactory to Lender naming Lender as a loss payee, naming Lender as mortgagee and naming Lender as an additional insured and the originals of said certificates shall be provided to Lender no later than thirty (30) days after the date of the Funding.

      (k) No Event of Default (and no event which with the giving of notice, lapse of time or both would constitute an Event of Default) shall have occurred and be continuing on the Closing Date; and all the representations and warranties made by Borrower in this Agreement and in the Mortgage shall have been true and correct when made and shall be true and correct in all material respects as if made on the Closing Date; and all the covenants of Borrower contained herein, in the Mortgage and in any one or more of the other Loan Documents shall have been fully satisfied by Borrower or waived in writing by Lender on or prior to the Closing Date and there shall be no outstanding Level 2, 3 or 4 deficiencies or waivers thereof affecting the Facility.

      (l) Lender shall have received and approved a certificate executed by Borrower stating that no material adverse change in the financial condition of Borrower or the Facility (or its operation), and no event which could result in a material adverse change in the financial condition of Borrower or the Facility (or its operation), has occurred as of the Closing Date.

      (m) Lender shall have received and approved an appraisal for the Real Property and Improvements prepared as of a date not earlier than June 1, 1997 by Valuation Counselors, Inc., reflecting a fair market value in an amount acceptable to Lender.

      (n) Borrower shall have delivered to Lender, and Lender shall have approved, the Phase I Environmental Assessment for the Real Property and Lender shall have received the executed Environmental Indemnity Agreement.

      (o) Borrower shall have delivered to Lender a Certificate, in form and content satisfactory to Lender, executed by Borrower, effective as of the Closing Date, stating that all information prepared by Borrower and delivered by Borrower to Lender regarding the Property, is to Borrower's knowledge, true and accurate in all material respects, and that to Borrower's knowledge, there are no omissions in the information which was submitted by Borrower to Lender which would make such information submitted or any statements by Borrower, or its agents, inaccurate or misleading in any material respect in light of the circumstances under which they were submitted and/or made.

      (p) Borrower shall have delivered to Lender true and complete copies of all management agreements, leases and other rental or occupancy agreements relating to the Real Property and the Improvements and all amendments or modifications thereto.

      (q) Lender shall have received such other approvals, opinions and documents as it may reasonably request.

      (r) Borrower shall have delivered to Lender such documentation as is deemed necessary, in Lender's sole discretion, to satisfy Lender that the use of the Facility as a long-term care facility conforms to all existing zoning ordinances or is otherwise permitted under existing zoning ordinances, including without limitation, a certification as to compliance with zoning ordinances issued by the applicable County.

     5.   Regular Interest; Default Interest.

 5.1. Accrual; Payment. Regular Interest on the outstanding principal of the Loan shall accrue from the date of the Funding of the Loan at the Regular
Interest Rate.   Payments of Regular Interest shall be made by
Borrower on each and every Regular Interest Payment Date during the term of the Loan; provided, however, that if the Closing is on a day other than the first (1st) day of a calendar month, the first (1st) payment of Regular Interest shall be made in advance on the Closing Date, as described in Section
7.1 below.

 5.2. Limitations on Regular Interest Payment Date.

      5.2.1. Each Regular Interest Payment Date for the Loan which would otherwise fall on a day which is not a Business Day shall be on the first
(1st) Business Day which precedes the first (1st) day of the calendar month.

      5.2.2.  No Regular Interest Payment Date may extend beyond the Maturity
Date.

 5.3. Default Interest Rate. After the occurrence of an Event of Default and until such Event of Default has been cured, any and all amounts payable under this Agreement, the Note, the Mortgage or the other Loan Documents shall bear interest at the Default Interest Rate.

 5.4. Computation. All computations of Regular Interest and Default Interest shall be made on the basis of a three hundred sixty (360) day year and a twenty-five (25) year amortization so that any Regular Interest or Default Interest, as the case may be, shall be computed by multiplying the Regular Interest Rate or Default Interest Rate, as applicable, by a fraction, the numerator of which shall be equal to the number of days that have elapsed during the period for which such computation is made (including the first day of such period but excluding the last day of such period) and the denominator of which shall be three hundred sixty (360) unless such computation shall result in a Regular Interest Rate or Default Interest Rate higher than the Highest Lawful Rate (defined below), in which event the Regular Interest Rate or Default Interest Rate, as applicable, shall be the Highest Lawful Rate. Regular Interest and Default Interest shall not be compounded.

 5.5 Adjustment to Regular Interest Rate. On the first (1st) day of each and every September, (commencing September 1, 1998), the Regular Interest Rate shall increase by twelve and one-half (12.5) Basis Points, and the resulting adjusted Regular Interest Rate shall thereafter constitute the Regular Interest Rate applicable to the Loan from the date of said adjustment until the next adjustment of the Regular Interest Rate; provided, however, that in no event shall such an adjustment result in a Regular Interest Rate higher than the Highest Lawful Rate as set forth in Section 17.6 hereof. In addition, the Regular Interest Rate may be reduced one time, and one time only, by one percentage point (1%) effective the first day of the first calendar month following Borrower having provided Lender with certified financial statements of the Facility operator for the most recent six (6) month period (or most recent fiscal year) which shows a debt service coverage ratio of 1.2 to 1.0 (after deducting six percent (6%) of revenues as a management fee).

 5.6 Survival of Note and Other Loan Documents. It is the intention of Lender and Borrower that this Agreement and the Note shall remain in full force and effect and shall continue to be secured by the Loan
Documents until all obligations of Borrower to Lender under this Agreement, including, but not limited to this Section 5, have been fully satisfied. Notwithstanding any other provision of the Loan Documents, the Loan Documents and any other security for this Agreement and/or the Note shall continue in full force and effect, and Borrower shall have no right to a release of any security for this Agreement and/or the Note until all of Borrower's obligations under the Note, this Agreement (including but not limited to, this Section 5 hereof) and the other Loan Documents have been paid and performed in full.

     6.   Financial Information.

 6.1. Financial Statements. Within one hundred and twenty (120) calendar days after the end of each calendar year during the term of the Loan, Borrower shall provide to Lender financial statements of Borrower for the calendar year just ended audited by a certified public accounting firm acceptable to Lender and a profit and loss statement showing the results of operations of the Facility the calendar year just ended, also audited by a certified public accounting firm acceptable to Lender. In addition, within sixty (60) calendar days after the written request of Lender, Borrower shall provide Lender with
(a) unaudited interim financial statements of Borrower for the most recently ended calendar quarter, (b) unaudited interim profit and loss statements for the Facility for the most recently ended calendar quarter and (c) any other report Lender may reasonably require from time to time regarding Borrower, the Property and/or the Facility. (The financial information provided to Lender pursuant to this Section 6.1 is sometimes hereinafter referred to as the "Financial Information.") Lender, upon reasonable prior notice, shall have the right from time to time by its accountants or representatives to audit the information set forth in the Financial Information provided by Borrower, and in connection with such audits, to examine the records of the Facility with respect thereto (including supporting data and sales and excise tax returns) subject to any prohibitions or limitations on disclosure of any such data under applicable law or regulation, including without limitation, any duly enacted "Patients' Bill of Rights" or similar legislation including such limitations as may be necessary to preserve the confidentiality of the Facility-patient relationship and the physician-patient privilege. Failure by Borrower to timely provide the Financial Information to Lender as required by this Section 6.1 shall constitute an Event of Default pursuant to Section 13.1(a) hereof (including the grace period set forth therein), notwithstanding that such failure is not a failure to make a payment to Lender as otherwise described in said Section 13.1(a). Notwithstanding the foregoing, to the extent that Borrower's tenant is the party who provides financial information with respect to the Facility, Borrower shall cause such tenant to deliver such information as is required in this Paragraph 6.1.

 6.2. Annual State Survey. Within thirty (30) days after Borrower's or Tenant's receipt of the Annual State Survey of the Facility from the State of Florida in each calendar year during the term of the Loan (or of any report after a follow-up inspection of the same), Borrower shall provide a copy of said Annual State Survey (or follow-up report) to Lender. The failure by Borrower to timely provide the Annual State Survey to Lender pursuant to this Section 6.2 shall be deemed a default under Section 13.1(a) of this Agreement (including the grace period set forth therein) notwithstanding that such failure is not a failure to pay money.

     7.   Payment.

 7.1. Amortized Payments. Borrower shall make monthly payments of principal and Regular Interest, in arrears, on each and every Regular Interest Payment Date during the term of the Loan without set-off, deduction, demand or notice of any kind or nature whatsoever; provided, however, that if the Closing Date falls on any date which is not the first (1st) day of a calendar month, then the first (1st) payment of Regular Interest (which shall be a pro-rated amount of Regular Interest only based on the number of days from and including the Funding Date to the first (1st) Regular Interest Payment Date following the Funding Date), shall be made on the Funding Date (and, at Lender's sole option, deducted from the Loan Amount), and the first (1st) amortized payment of principal and Regular Interest shall be due on the second Regular Interest Payment Date following the Funding Date. Borrower's monthly payments of principal and Regular Interest shall be calculated on the basis of a three hundred sixty (360) day year and a twenty-five (25) year amortization, as described in Section 5.4, above, and shall increase as the Regular Interest Rate increases, as set forth in Section 5.5, above. On the Maturity Date, the entire outstanding principal balance of the Loan, together with any and all accrued and unpaid Regular Interest, and all other amounts, of any kind or nature whatsoever, owing by Borrower to Lender under the Loan Documents shall be fully due and payable to Lender.

 7.2. Prepayment.

      7.2.1. Prepayment Not Allowed. Except as specifically set forth below, the Loan may not be prepaid in whole or in part at any time without the prior written consent of Lender, which consent may be given or withheld by Lender in Lender's sole and absolute discretion.

      7.2.2. Prepayment During Last Two Years. During the last two (2) years of the term of the Loan (that is, commencing on the first (1st) day of the ninety-seventh (97th) month of the term of the Loan and continuing through the last day of the one hundred twentieth (120th) full calendar month of the term of the Loan, the Loan may be prepaid (in whole but not in part) without any premium or penalty; provided, however, that Borrower must still otherwise comply with the provisions of this Section 7.2 in connection with such prepayment, including but not limited to the terms regarding the giving of the Prepayment Notice (as that term is defined below).

      7.2.3. Prepayment Premium. Borrower may, and shall, prepay the Loan in full at any time from and after the Funding Date in the event that Borrower sells its entire ownership interest in the Real Property and/or the Facility located thereon, to any third party which is not an Affiliate of Borrower. However, upon any such sale by Borrower to a third party who is not an Affiliate of Borrower, Borrower shall, in addition to paying all principal, Interest and other charges of any kind whatsoever then due and owing under the Loan Documents, and as pre-conditions to Borrower's right to prepay the Loan,
(a) deliver to Lender a Prepayment Notice within the time periods described in
Section 7.2.6 below, and (b) pay to Lender, in addition to all other sums then due under the Loan Documents, a prepayment premium ("Prepayment Premium") equal to the following, together with the "Release Price" (defined below):

      (i) From and including the Funding Date through and including the last day of the sixtieth (60th) full calendar month of the Loan, the Prepayment Premium shall be equal to five percent (5%) of the amount of the Loan being prepaid;

      (ii) From and including the first (1st) day of the sixty-first (61st) full calendar month of the Loan through and including the last day of the seventy-second (72nd) full calendar month of the Loan, the Prepayment Premium shall be equal to four percent (4%) of the amount of the Loan being prepaid;

      (iii)     From and including the first (1st) day of the seventy-third
(73rd) full calendar month of the Loan through and including the last day of the eighty-fourth (84th) full calendar month of the Loan, the Prepayment Premium shall be equal to three percent (3%) of the amount of the Loan being prepaid; and

      (iv) From and including the first (1st) day of the eighty-fifth (85th) full calendar month of the Loan through and including the last day of the ninety-sixth (96th) full calendar month of the Loan, the Prepayment Premium shall be equal to two percent (2%) of the amount of the Loan being prepaid.

      7.2.4. Application of Prepayment Premium. The Prepayment Premium described above in Section 7.2.3(i)-(v) shall apply to any prepayment of the Loan (other than the prepayments permitted pursuant to Section 7.2.2, above), including but not limited to any prepayment made or required to be made upon acceleration by Lender of the Note pursuant to the terms of the Note or any other of the Loan Documents. Notwithstanding the foregoing, no Prepayment Premium shall be payable in connection with a prepayment arising as a result of a casualty or eminent domain taking as provided for in the Mortgage.

      7.2.5.    Transfers/Prepayments Requiring Consent.

  (a) Borrower shall not at any time prior to the first day of the ninety-seventh (97th) month of the term of the Loan, without the prior written consent of Lender, which consent may be withheld in Lender's sole and absolute discretion, have the right to prepay all or any portion of the Loan upon (i) a sale of all or any portion of Borrower's interest in the Real Property (and/or the Facility located thereon) to an Affiliate of Borrower; (ii) a like-kind exchange of the Real Property and/or the Facility, pursuant to the provisions of Internal Revenue Code Section 1031 et seq., or other similar statute; (iii) a sale of less than Borrower's entire ownership interest in the Real Property (and/or the Facility located thereon); (iv) any other transfer or conveyance of the Property, other than a sale of the Property, to a third party which is not an Affiliate of Borrower; or (v) a refinancing of the Property. Upon the occurrence of any of the events described in (i)-(v) above in this Section 7.2.5(a) without the prior written consent of Lender, Lender may, at its sole option, elect to accelerate all sums due under the Loan. If Lender so elects to accelerate all sums due under the Loan pursuant to this Section 7.2.5(a), Borrower shall pay, in addition to the prepayment of all principal, Interest and other sums then due under the Loan Documents, the applicable Prepayment Premium.

  (b) In the event that Lender gives its prior written consent to the occurrence of one or more of the events set forth above in Section 7.2.5(a)(i)-(v), or if, upon the occurrence without Lender's prior written consent of any of the events described above in (i)-(v) of Section 7.2.5(a), Lender elects not to accelerate the sums due under the Loan, then in either of said events, Borrower shall not be required to, and shall not be entitled to, prepay all or any portion of the Loan in connection with such occurrence (except as otherwise permitted pursuant to Section 7.2.2, above). If, however, Borrower desires to prepay all or any portion of the Loan upon the occurrence of any of the events set forth in Section 7.2.5(a)(i)-(v), above, Borrower shall provide Lender with a Prepayment Notice (as described in Section 7.2.6, below). Upon receipt of said Prepayment Notice, Lender shall have thirty (30) calendar days within which to grant or withhold its consent (in Lender's sole and absolute discretion) to such requested prepayment. If Lender grants its consent to such requested prepayment, Borrower shall pay, in addition to all other sums due under the Loan, the applicable Prepayment Premium. If, however, Lender does not grant its consent to such prepayment, Lender shall be deemed to have waived its right to accelerate the Loan in respect of any of the events contemplated in
(I)-(v) above in Section 7.2.5(a). Notwithstanding anything to the contrary in this Section 7.2.5, Lender may require from Borrower at any time after receipt of a Prepayment Notice given pursuant to this Section 7.2.5, written financial information and other written information about the experience in the long-term care business of any intended transferee (under (i)-(v) in Section 7.2.5(a) above). Such information will be delivered by Borrower to Lender within five (5) Business Days after request by Lender. The consent to any one sale, exchange, transfer or refinancing under this Section 7.2.5 shall not be deemed to be a consent to future or additional sales, exchanges, transfers, refinancings, or a waiver of any of Lender's other rights or remedies under the Loan Documents.

      7.2.6. Prepayment Notice. If Borrower is required to prepay the Loan, or if Borrower is permitted to and intends to prepay the Loan, in full, Borrower shall, as a condition to Borrower's right to prepay the Loan, give Lender prior written notice ("Prepayment Notice") in the form and within the time periods described below in this Section 7.2.6 of the intended date of prepayment ("Prepayment Date").

  (a) The Prepayment Notice shall state (i) that Borrower desires (or will be required) to prepay the Loan in full; (ii) whether or not the prepayment is being made in connection with a sale of Borrower's ownership interest in the Real Property (together with the Facility located thereon) to a party which is not an Affiliate of Borrower; (iii) the date designated as the Prepayment Date (which Prepayment Date shall be no earlier than ninety (90) and no later than one hundred fifty (150) calendar days after the date of the Prepayment Notice); (iv) the identity of the purchaser and basic terms of the sale (if the prepayment is being made in connection with a sale of the Real Property, together with the Facility located thereon); and (v) the amount and calculation of the prepayment and the Prepayment Premium which Borrower intends to pay.

  (b) Any Prepayment Notice given hereunder may be rescinded by Borrower within thirty (30) calendar days after the date of such Prepayment Notice. On the thirty-first (31st) calendar day after the date of a Prepayment Notice, such Prepayment Notice shall be non-rescindable, except as provided in subparagraph (d) below.

  (c) Notwithstanding the time period required for the Prepayment Notice under Section 7.2.6(a), above, within the final three (3) full calendar months prior to the Maturity Date, Borrower shall be required to give only a thirty
(30) day Prepayment Notice to Lender prior to a prepayment of the Loan.

  (d) At any time prior to or on the thirtieth (30th) day after the date of Lender's receipt of the Prepayment Notice, Borrower may rescind the Prepayment Notice without any fee or charge. If the Prepayment Notice is rescinded by Borrower on or after the thirty-first (31st) day after the giving of the Prepayment Notice, then, subject to the provisions of Section 17.6 hereof, Borrower shall pay to Lender a fee (the "Rescission Fee"), in addition to all other amounts owing hereunder, to compensate Lender for its costs in preparing for the prepayment described in the Prepayment Notice, which Rescission Fee shall be in an amount equal to one percent (1%) of the principal amount of the Note which was to be prepaid pursuant to the Prepayment Notice.

     BORROWER ACKNOWLEDGES AND AGREES THAT IT WOULD BE EXTREMELY
     DIFFICULT OR IMPRACTICABLE TO FIX THE ACTUAL COST, EXPENSE AND DAMAGE THAT LENDER WOULD SUFFER IN PREPARING FOR THE PREPAYMENT DESCRIBED IN THE PREPAYMENT NOTICE (INCLUDING, BUT NOT LIMITED TO, MAKING ARRANGEMENTS (AND ENTERING INTO CONTRACTS) FOR LENDING THE PREPAID MONEY TO OTHER PROSPECTIVE BORROWERS), AND BORROWER THEREFORE
     AGREES THAT THE RESCISSION FEE CONSTITUTES A REASONABLE ESTIMATE AND COMPROMISE OF LENDER'S COSTS, EXPENSES AND DAMAGES IN ARRANGING FOR SUCH PREPAYMENT.

     INITIAL:  ______________
               BORROWER

  (e) Prepayment may only be made on the first (1st) day of a calendar month.

      7.2.7. Prepayment Expenses. In addition to all other sums to be paid by Borrower, Borrower shall also be responsible for all reasonable costs and expenses, including but not limited to reasonable attorneys' and paralegals' fees actually incurred by Lender in connection with any prepayment of the Loan.

      7.2.8. No Understandings Regarding Prepayment. Borrower acknowledges that no understandings or agreements, except as otherwise provided herein, have been entered into which would require prepayment in part or in whole hereunder.

 7.3. Place of Payment. Unless otherwise directed by Lender, all sums payable by Borrower to Lender pursuant to the Loan Documents shall be payable to Lender on the Payment Date, as follows:

 If By Mail:     LTC Properties, Inc.
                 P.O. Box 74742
                 Chicago, Illinois 60694-4742

 If By Federal Express:   Harris Trust and Savings
                          311 West Monroe Street/Box 74742
                          Chicago, Illinois 60694-4742

 7.4. Application of Payments. Any payments made to Lender hereunder and under the Note shall be applied in the following priority: first, to costs and expenses due under the Loan Documents; second, to fees due to Lender, if any; third, to accrued and unpaid Default Interest and late charges, if any; fourth, to accrued and unpaid Regular Interest; and fifth, to unpaid principal.

 7.5. No Set-Off; Payments Net of Taxes.

      7.5.1. Each payment of principal, Interest or other amount payable by Borrower under this Agreement, the Note or any other Loan Document shall, to the extent permitted by applicable law, be made without set-off or counterclaim and free and clear of, and exempt from, and without deduction or withholding for or on account of, any present or future Taxes levied, imposed, collected, withheld or assessed by any governmental entity or any political subdivision or taxing authority thereof. Borrower shall indemnify Lender against any such Taxes (other than Taxes on the overall net income of Lender imposed by any taxing authority) which may be assessed against Lender or claimed or demanded from Lender in respect of any amount payable by Borrower hereunder (including, without limitation, all amounts paid pursuant to this Section 7.5 or in respect of the Funding), and against any costs, charges, expenses actually incurred or liability arising out of or in respect of any such assessment, claim or demand.

      7.5.2. For purposes of this Section 7.5, "Taxes" shall specifically exclude (i) any taxes, levies, imposts, duties, withholdings or other charges of whatsoever kind or nature levied, imposed, collected, withheld or assessed by any government or any political subdivision or taxing authority thereof which are measured by Lender's net income, net worth or shareholders' capital, or any other value or worth of Lender, (ii) any such Taxes or withholdings imposed on interest income under Sections 871 or 881 of the Internal Revenue Code or any corresponding provisions of succeeding laws or similar state laws, and (iii) any amounts required to be withheld under Sections 1441 or 1442 of the Internal Revenue Code to collect any Taxes described in this Section 7.5.2.

      7.5.3. If any Taxes are levied, imposed, collected, subjected to withholding or assessed on any payment made by Borrower pursuant to this Agreement or the other Loan Documents, Borrower shall make any withholding required for the account of Lender and make timely payment thereof to the appropriate governmental authority and shall in any event forthwith pay to Lender such additional amounts as may be necessary so that the net amount actually received by Lender in respect of each such payment, after withholding, deduction or payment for or on account of such Taxes, and after payment by Lender of any Taxes due by reason of the payment of such additional amounts, will not be less than the amount Lender is entitled to receive hereunder or under the other Loan Documents had no such Taxes been deducted, withheld from or paid in respect of such payment. Borrower shall, promptly upon receipt, furnish to Lender all official receipts evidencing payment of any such Taxes (which shall be either originals, duplicate originals or copies duly certified or authenticated). Lender may, but is not required to, pay at any time and from time to time any amount in respect of such Taxes or penalties therefor or interest thereon, in which event Borrower shall, in each instance, reimburse Lender on demand therefor and pay to Lender the additional amounts specified above. In the event, however, that any such Taxes are levied, imposed, collected, subject to withholding or assessed on any payment by Borrower pursuant to this Agreement or the other Loan Documents, Borrower shall have the right, at its sole option, and upon not less than sixty (60) calendar days prior written notice to Lender (the "Tax Prepayment Notice"), to prepay the Loan without a sale of the Property, or any of it, without first obtaining Lender's written consent, and without the obligation of paying any Prepayment Premium, as defined above in Section 7.2; provided, however, that if Lender notifies Borrower in writing within ten (10) Business Days after receiving the Tax Prepayment Notice that Lender will pay the Taxes which are the subject of this Section 7.5.3 on Borrower's behalf, then Borrower shall not have the right to prepay the Loan in accordance with this Section 7.5.3, and thereafter Lender shall be responsible for the payment of any and all such Taxes.

 7.6. Late Payments.

      7.6.1. If Borrower fails to make any payment of Interest, principal or any other sum due hereunder or under the Note or any other Loan Document (including the balloon payment due at the Maturity Date) within five (5) Business Days after the same is due and payable, then, in addition to any and all other rights and remedies Lender may have hereunder, under the Loan Documents or otherwise at law or in equity, a late charge by way of damages shall be immediately due and payable to Lender. BORROWER RECOGNIZES THAT DEFAULT IN MAKING THE PAYMENTS HEREIN AGREED TO BE PAID WHEN DUE WILL RESULT IN LENDER INCURRING ADDITIONAL EXPENSE IN SERVICING THE LOAN AND IN LOSS TO LENDER OF THE USE OF THE MONEY DUE. BORROWER AGREES THAT IF FOR ANY REASON IT FAILS TO PAY ANY AMOUNTS DUE UNDER THIS AGREEMENT, THE NOTE OR OTHER LOAN DOCUMENTS WITHIN FIVE (5) CALENDAR DAYS AFTER THE DATE WHEN SAID PAYMENTS ARE DUE, LENDER SHALL BE ENTITLED TO DAMAGES FOR THE DETRIMENT CAUSED THEREBY, BUT THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF SUCH DAMAGES. BORROWER THEREFORE AGREES THAT A CHARGE OF FIVE PERCENT (5%) OF EACH DELINQUENT PAYMENT IS A REASONABLE ESTIMATE OF THE DAMAGES TO LENDER, WHICH SUM BORROWER AGREES TO PAY TO LENDER ON DEMAND.

    INITIAL:  _______________
              BORROWER

     8.   Maturity Date.

 8.1. Maturity Date. Assuming no acceleration by Lender and no prepayment in full of the Loan, the Maturity Date of the Loan is September 1, 2007. On the Maturity Date, Borrower shall pay to Lender the entire outstanding principal, accrued and unpaid Interest and any and all other outstanding charges, fees or amounts owing to Lender by Borrower hereunder, under the Note or any other Loan Document.

  8.2.     Right to Accelerate Maturity Date.

      8.2.1. Lender's Option to Accelerate. Lender shall have the right and option to accelerate the Maturity Date if Borrower commits an Event of Default under this Agreement, or otherwise defaults (after applicable cure periods) in the payment or performance of any of Borrower's obligations under any of the Loan Documents.

      8.2.2. Events Requiring Prior Written Consent. Lender shall have the right and option to accelerate the Maturity Date if Borrower, without the prior written consent of Lender, which consent may be given or withheld in Lender's sole discretion: (i) finances or refinances its interest in the Property or any part of the Property, other than in connection with a permitted prepayment of the Loan pursuant to Section 7.2.2 above; (ii) obtains additional financing secured by a Lien on the Property, or any of it, other than an additional Lien in favor of LTC Properties, Inc. or its successors or Affiliates, whether or not LTC Properties, Inc. is, at that time, the holder of the indebtedness evidenced by the Note, the Mortgage and the other Loan Documents; provided, however, that Borrower may grant security interests encumbering specific items of personal property located at the Facility (but not fixtures attached to the Real Property) in favor of the lessors of or purchase-money lenders for said personal property, so long as said Liens secure, in the aggregate, obligations of Borrower not in excess of One Thousand Five Hundred Dollars ($1,500.00) per month, and the existence of such Liens shall not give Lender the right or option to accelerate the Maturity Date; (iii) sells the Property and/or the Facility, or any part thereof or interest therein, to an Affiliate of Borrower; (iv) exchanges or agrees to exchange all or any portion of the Property and/or the Facility in a like-kind exchange pursuant to the provisions of Section 1031 et seq. of the Internal Revenue Code or other similar statute; (v) sells, or otherwise transfers or conveys, less than its entire interest in any of the parcels of the Real Property, together with the Improvements thereon; or (vi) enters into, amends, modifies, renews, terminates, extends, adds to or otherwise changes or revises, in any manner whatsoever, any lease, sublease, option agreement, management agreement or other rental or occupancy agreement affecting the Property, or any of it (collectively, the "Leases").

      8.2.3. Sale or Further Encumbrance. Lender shall have the right and option to accelerate the Maturity Date if Borrower sells, assigns, gives, mortgages, pledges, hypothecates, encumbers or otherwise transfers the Property and/or the Facility, or any portion thereof, without Lender's prior written consent, except as otherwise specifically permitted herein.

     9. Loan Documents. To evidence and/or secure the payment to Lender of all sums due or to become due under this Agreement and the Note, Borrower and Guarantor, as applicable, shall execute and/or deliver to Lender the following, among other things:

 (a)  Mortgage, substantially in the form attached hereto as Exhibit "B;"

 (b) Assignment of Leases, Rents, Issues and Profits substantially in the form attached hereto as Exhibit "E;"

 (c) UCC-1 Financing Statements, substantially in the form attached hereto as Exhibit "F;"

 (d) a Security Agreement, substantially in the form attached hereto as Exhibit "G;"

 (e) Environmental Indemnity Agreement, substantially in the form attached hereto as Exhibit "H;"

 (f)  Guaranty, substantially in the form attached hereto as Exhibit "I;"

The Loan Documents shall create in favor of Lender a perfected first-lien encumbrance or security interest in the Property and any other collateral covered thereby.

     10. Loan Fee. Borrower shall pay to Lender a total Loan Fee of Forty-Eight Thousand U.S. Dollars (U.S. $48,000.00) as consideration to Lender for its commitment to make the Loan. Thirty Thousand Dollars ($30,000.00) of the said Loan Fee has been previously paid and the balance of the Loan Fee (in the amount of $18,000.00) shall be paid on or before the Closing Date and such balance of the Loan Fee shall, at Lender's sole option, be deducted by Lender directly from the Loan Amount.

     11.  Borrower's Covenants, Representations and Warranties.

 11.1. Representations and Warranties. Borrower hereby represents and warrants for the benefit of Lender as of the date hereof and as of each Regular Interest Payment Date, as follows:

      (a) Borrower is a corporation validly existing and in good standing under the laws of the State of Florida.

      (b) Borrower has the power, authority and legal right and all necessary permits and licenses to own and operate the Property and Facility, respectively, in compliance with applicable law and to create a Lien on and security interest in the Property pursuant to the Loan Documents to be executed and delivered by Borrower and to execute and deliver this Agreement, the Note, the other Loan Documents and any other documents or instruments contemplated herein or therein to be executed and delivered by Borrower, and to observe and perform the provisions hereof and thereof.

      (c) The execution and delivery of this Agreement, the Note, the Mortgage and the other Loan Documents to be executed and delivered by Borrower, have been duly authorized by all corporate action on the part of Borrower as required; this Agreement has been duly executed and delivered by Borrower and constitutes valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies, and the Note, the other Loan Documents to be executed and delivered by Borrower, and any other documents or instruments contemplated herein or therein to be executed and delivered by Borrower, when executed and delivered to Lender pursuant to the provisions of this Agreement, will each constitute, valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with the terms hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

      (d) Neither the execution, delivery or performance of this Agreement, the Note, the other Loan Documents, or any other documents or instruments contemplated herein or therein to be executed and delivered by Borrower, the consummation of the transactions contemplated hereby or thereby, nor compliance with the provisions hereof and thereof, will conflict with or result in a breach of (i) any of the provisions of any of the Borrower's formation or governing documents, (ii) any of the provisions of any applicable license, permit, statute, ordinance, law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, (iii) any determination or award of any arbitrator,
(iv) any agreement or instrument to which Borrower is a party or by which it or any of the Property is bound, or (v) would constitute a default under any thereof, or result in the creation or imposition of any lien, charge or encumbrance upon the Property, except as permitted by the Loan Documents and the other documents and instruments contemplated herein and therein to be executed and delivered by Borrower.

      (e) There are no actions, suits or proceedings pending or, to the best of the knowledge of Borrower, threatened against Borrower or any subsidiary or Affiliate of Borrower or all or any portion of the Property, by or before any court, administrative agency or other governmental authority or any arbitrator which could interfere with or bring into question the validity of the transactions contemplated by this Agreement, or the Loan Documents to be executed and delivered by Borrower, or which might result in any material adverse change in the business, assets or condition of Borrower or all or any portion of the Property. To the best of Borrower's knowledge, neither Borrower nor any of its Affiliates or subsidiaries is a party to and no part of the Property is bound by any agreement or other instrument, other than the Permitted Exceptions, or subject to any license, permit, statute, ordinance, law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or any determination or award of any arbitrator which might materially adversely affect the business, assets or condition of Borrower, its Affiliates or subsidiaries, or all or any portion of the Property or the ability of Borrower to perform its obligations under this Agreement, or the other Loan Documents to be executed and delivered by Borrower. To Borrower's best knowledge, Borrower is not in default in compliance with any obligation, relating to the Property and/or the Facility, under any applicable license, permit, statute, ordinance, law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority or any determination or award of any arbitrator, or of any agreement or instrument to which Borrower is a party or by which it or any of the Property is bound.


      (f) To the best of Borrower's knowledge, there are no outstanding Level 2, 3 or 4 deficiencies or waiver thereof affecting the Facility.

      (g)  The Facility:

  (1) Has a total of one hundred and twenty (120) licensed beds, all of which are licensed and certified to participate in the State Medicaid program for nursing home facilities (Title XIX);
  (2)  All hallways are at least eight (8) feet wide;
  (3) The square footage of each patient room is at least 80 square feet per bed.
       In other words, private rooms are at least 80 square feet, semi-private rooms are at least 160 square feet, etc.;
  (4) There are fire sprinklers throughout the entire facility, and such fire sprinklers have been tested and approved by the local fire marshall or other appropriate regulatory authority;
  (5) There is an emergency electric power generator at the facility, and such generator has been tested and approved by the appropriate regulatory authority;
  (6) To the best of Borrower's knowledge, there are no material geological and/or structural deficiencies affecting the Property and/or the Facility; and
  (7)  There are no waivers in connection with any aspect of the Facility.

      (h) No consent, approval or other authorization of or by any court, administrative agency or other governmental authority is required in connection with the execution, delivery, performance, or consummation of the transactions contemplated by this Agreement, or the Loan Documents to be executed and delivered by Borrower.

      (i) Borrower has filed all tax returns required to be filed by it and is not in default in the payment of any taxes levied or assessed against it, any of its assets or any of the Property.

      (j) Borrower owns the Property free and clear of all liens and encumbrances, except the Permitted Exceptions and the Property is not, and will not be, subject to any option or other right to purchase the Property in favor of any third party.

      (k) The documents submitted by Borrower to Lender prepared in connection with, and in order to procure, Lender's commitment to make the Loan are true and correct in all material respects and accurately set out the facts contained therein, except with respect to any estimates or projections set forth therein, which estimates or projections are made to the best of Borrower's knowledge and ability.

      (l) The Improvements situated on the Real Property conform to all existing building, zoning, environmental or other laws and ordinances in all material respects. No notice from any governmental body has been served upon Borrower claiming a violation of any building, zoning, environmental or other laws or ordinances nor is Borrower aware, after due and diligent investigation, of any such notice having been served on any other person or entity.

      (m) Neither Borrower nor any subsidiary or Affiliate of Borrower is insolvent and no voluntary proceeding or petition has been instituted or is contemplated by Borrower or any Affiliate or subsidiary of Borrower and no involuntary proceeding has been instituted against Borrower or any subsidiary or Affiliate of Borrower under the bankruptcy laws of the United States, any political subdivision thereof, or any other country. Neither Borrower nor any Affiliate or subsidiary of Borrower has (i) made any assignment of any of its assets or properties for the benefit of its creditors, nor is any contemplated, (ii) consented to the appointment of a receiver or trustee for any of its assets or properties, (iii) been adjudicated a bankrupt, made a bulk sale or taken any action which contemplates the making a bulk sale and no court has entered any order appointing a receiver or trustee for any assets of Borrower or any Affiliate or subsidiary thereof or has assumed the custody of or sequestered any assets or properties of Borrower or any Affiliate or subsidiary of Borrower and no attachment has been made on any assets or properties of Borrower or any subsidiary or Affiliate of Borrower.

      (n) Each certificate delivered by Borrower to Lender pursuant to this Agreement is or will be true and correct in all material respects and accurately and adequately sets out or will accurately and correctly set out the facts contained therein, and does not or will not omit to state any fact necessary to make the information contained or to be contained therein not misleading.

      (o) There are no leases, subleases, option agreements or other rental or occupancy agreements relating to the Real Property and the Improvements other than a written lease of the Facility to Guarantor.

 11.2.     Covenants of Borrower.   In addition to all other covenants and
undertakings herein contained, Borrower hereby covenants and agrees with Lender from and after the date hereof and during the term of this Agreement that:

      (a) Borrower shall maintain its existence as a corporation in good standing under the laws of the State of Florida.

      (b) Borrower shall pay all sums due pursuant to this Agreement, the Note, the Mortgage and the other Loan Documents to be executed and delivered by Borrower, as and when the same shall be due and payable and shall perform all of its obligations hereunder and thereunder in accordance with the terms hereof and thereof.

      (c) Borrower shall not refinance, incur any liability or indebtedness secured by the Property or any part thereof, or mortgage, hypothecate, assign, pledge, grant security interests in or otherwise encumber or allow any Lien to be placed of record against all or any part of the Property (except in favor of LTC Properties, Inc. or its successors or Affiliates, whether or not LTC Properties, Inc. is, at that time, the holder of the indebtedness evidenced by the Note, the Mortgage and the other Loan Documents), without the prior express written consent of Lender which consent may be withheld in Lender's sole discretion. Notwithstanding the foregoing, Borrower may grant security interests encumbering (i) specific items of personal property (but not fixtures attached to the Real Property) in favor of the lessors of or purchase-money lenders for said personal property, so long as said Liens secure, in the aggregate, obligations of Borrower not in excess of One Thousand Five Hundred Dollars ($1,500.00) per month; provided, however, that said $1,500.00 monthly limit on personal property financing shall not apply to security interests granted to LTC Properties, Inc. or its successors or Affiliates.

      (d) Borrower shall (or shall cause its tenant of the Facility to) (i) manage and maintain the Property and Facility in compliance with applicable state and federal licensure and certification laws and maintain in full force and effect all licenses, permits and certificates necessary to operate the Property and the Facility; (ii) pay all Taxes and other charges against the Property as and when the same become due and payable and prior to delinquency, (iii) not encumber the Property, except as permitted herein, or permit the filing of any mechanics', materialmen's or laborers' liens against the Property, and (iv) maintain all policies of insurance with respect to the Property in favor of Lender in form and substance reasonably satisfactory to Lender, all as more particularly required by the Mortgage.

      (e) As soon as Borrower becomes aware of the same, Borrower shall promptly notify Lender of any occurrence, event, or condition (including, but not limited to, any pending or threatened suit or proceeding against Borrower, or any of its Affiliates or subsidiaries, or the Property, by or before any court, administrative agency or other governmental authority or any arbitrator which is not fully covered by insurance), the enactment of any statute, ordinance or law, or the giving of any notice or other communication by any party pursuant to any of the Permitted Exceptions which, individually or in the aggregate, has resulted or might result in (i) an Event of Default hereunder or under any one or more of the other Loan Documents, (ii) a material adverse change in the condition, financial or otherwise, of Borrower, or any of its Affiliates or subsidiaries as determined in accordance with GAAP, or in the suitability of the Property, or any portion thereof, for its present use, (iii) the breach of any of the representations and warranties of Borrower set forth in this Agreement or in any of the other Loan Documents or any other documents or instruments contemplated herein or therein to be executed and delivered by Borrower, or (iv) a default in any obligation of Borrower to any third party.

      (f) Borrower shall allow Lender and Lender's representatives and agents full access to the Property upon reasonable prior notice and at reasonable times and shall provide to Lender such documents relating to the Property as may be reasonably requested by Lender or its representatives and agents.

      (g) Borrower shall, at all reasonable times and as often as Lender may request, allow Lender and Lender's representatives and agents full access to Borrower's financial and other records relating to the Property and Facility for the purpose of inspecting the same and making copies of all or any portion thereof, at Lender's expense, subject to any prohibitions or limitations on disclosure of any such data under applicable law or regulation, including without limitation, any duly enacted "Patients' Bill of Rights" or similar legislation including such limitations as may be necessary to preserve the confidentiality of the Facility-patient relationship and the physician-patient privilege.

      (h) Borrower shall not enter into, amend, modify, terminate, renew, extend, replace, add to or otherwise change or revise, in any manner whatsoever, any Lease, or enter into any new Lease, without the prior written consent of Lender, in Lender's sole discretion.

     12. Survival of Covenants, Representations and Warranties. All covenants, agreements, representations and warranties made by Borrower herein, in the Mortgage, in the Note, and all other Loan Documents, and in any certificates delivered by Borrower to Lender hereunder, and other instruments described in or delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Loan Closing and shall continue in effect so long as this Agreement or any other Loan Document or any of the instruments described herein or therein are outstanding. All covenants, agreements, representations and warranties in this Agreement and in any other Loan Document shall bind the party making the same and its successors and assigns and shall inure to the benefit of and be enforceable by each party to whom made and by their respective successors and assigns.

     13.  Events of Default.

 13.1. Events Constituting a Default. The occurrence of any one or more of the following events shall constitute an event of default under this Agreement, the Note, the Mortgage and all of the other Loan Documents
(each of which is hereafter referred to as an "Event of Default"):

      (a) Borrower defaults in the payment of any installment of Interest on the Loan or any required payment, repayment or prepayment of the principal of the Loan, or fails to make when due any other payment, of any kind or nature whatsoever, when and as the same becomes due and payable, whether such payment is owed to Lender or to a third-party payee, and such default shall continue for more than seven (7) Business Days (provided, however, that a late charge shall be due and owing in connection with such delinquent payments if not made within five (5) Business Days of the date due, as provided above in Section 7.6.1, it being understood that the imposition and/or payment of the late charge shall not excuse or cure any delinquency which would otherwise constitute an Event of Default hereunder).

      (b) Borrower (i) breaches any of the representations and warranties set forth herein, in the Mortgage or any of the other Loan Documents, or (ii) commits a default in the performance of or compliance with any of the terms, covenants or conditions of this Agreement, of the Mortgage or the other Loan Documents, other than a default under Section 13.1(a), above, or Sections 13.1(c) through (k), below, and such default shall continue for more than thirty (30) calendar days after Lender shall have given written notice thereof to Borrower, and Borrower shall not within such thirty (30) calendar day period commence with due diligence and dispatch the curing of such default or if Borrower shall within such period commence with due diligence and dispatch the curing of such default and shall thereafter fail or neglect to prosecute and complete with due diligence and dispatch the curing of such default within ten (10) calendar days after said initial thirty (30) calendar day period.

      (c) Any representation or warranty of Borrower made or deemed to have been made in this Agreement, the Note, the Mortgage, or the other Loan Documents or in any certificate, instrument or agreement delivered or to be delivered hereunder or thereunder proves to have been untrue or incorrect in any material respect as of the date hereof.

      (d) Borrower fails to pay any final, nonappealable judgment entered against Borrower which exceeds Fifty Thousand Dollars ($50,000) within one hundred eighty (180) days after the date such judgment becomes final unless within such 180-day period Lender, in Lender's sole discretion, approves an agreement which allows any such final, nonappealable judgment to be paid during a period of time in excess of one hundred eighty (180) days after the date such judgment becomes final.

      (e) Any governmental approval, authorization, consent or license necessary in connection with the execution or performance of any of this Agreement, the Note, the Mortgage or the other Loan Documents, or in connection with the operation of the Facility, or any other documents required to be delivered by Borrower (or tenant of the Facility) hereunder or under any other Loan Document is modified, revoked or withdrawn in a way materially prejudicial to the rights of Lender hereunder.

      (f) Borrower (i) suspends its business operation other than as a result of a casualty or eminent domain, or (ii) transfers or disposes all of or substantially all of its assets other than in the ordinary course of its business as contemplated by this Agreement; or the tenant of the Facility
(iii) ceases to be the licensed operator of the Facility, or ceases to operate the Facility as a long-term care facility in compliance with applicable local, state and federal law, or (iv) the tenant's (or operator's) license to operate the Facility revoked by the applicable Florida state licensing authority.

      (g) By virtue of the enactment of any federal, state or local law, ordinance or regulation, or as a result of a determination of any court of competent jurisdiction, arbitrator in a binding arbitration or judicial referee, the Mortgage or the other Loan Documents cease to constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their terms.

      (h) The Mortgage or the recordation thereof cease to be in full force and effect and to create a Lien in favor of Lender with the first-lien priority required by this Agreement.

      (i) Borrower commences any proceedings relating to any substantial portion of the Property under any reorganization arrangement, readjustment of debt, dissolution, winding up, adjustment, composition or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or Borrower files a petition under any provision of the bankruptcy laws of the United States or under any similar or successor Federal statute relating to bankruptcy, insolvency arrangements or reorganizations, or under any state bankruptcy or insolvency act ("Proceeding"); there is commenced against Borrower any Proceeding and such Proceeding remains undismissed for a period of sixty (60) days (or such longer period as Lender may agree); or Borrower files an answer in an involuntary proceeding admitting insolvency or inability to pay debts, or Borrower fails to obtain a vacation or stay or dismissal of involuntary proceedings brought for the reorganization, dissolution or liquidation of Borrower within sixty (60) days after the institution of such proceedings, or Borrower is adjudged a bankrupt; or any receiver, trustee, liquidator or sequestrator of, or for, Borrower, or the Real Property and/or the Facility, or any substantial portion of the Property is appointed and is not discharged within a period of sixty (60) days (or such longer period as Lender may agree); or Borrower consents to or acquiesces in any Proceeding or the appointment of any receiver, trustee, liquidator or sequestrator of, or for, Borrower or any substantial portion of the Property; or the Property becomes subject to the jurisdiction of a Federal bankruptcy court or similar state court, or Borrower makes an assignment for the benefit of creditors, or there is an attachment, execution or other judicial seizure of the Property or any portion thereof or of any material portion of the assets of Borrower and such seizure is not discharged within ten (10) calendar days.

      (j) It becomes unlawful for Borrower to perform any of its material obligations under this Agreement, the Note, the Mortgage or the other Loan Documents.

      (k) Borrower files a notice of record pursuant to Section 697.04, Florida Statutes limiting the maximum amount that may be secured by the Mortgage.

 13.2.     Remedies for Default.

      13.2.1. Lender's Remedies. Upon the occurrence of an Event of Default and at any time thereafter if such Event of Default shall then be continuing, Lender (i) may declare the indebtedness evidenced by this Agreement, the Note and all other Loan Documents to be immediately due and payable; and (ii) may pursue any and all remedies provided for under this Agreement, the Note, the Mortgage or any other Loan Document, or otherwise at law or in equity, including, to the extent permitted by applicable Florida law, the right to appoint a receiver as a matter of strict right without regard to the solvency of Borrower for the purpose of preserving the Property, preventing waste and protecting all rights of Lender under this Agreement, the Note, the Mortgage and the other Loan Documents and for any and all other purposes for which the appointment of a receiver is allowed under the laws of the State of Florida, and all costs and expenses actually incurred by Lender in connection with any of the foregoing shall be paid by Borrower and shall be secured by the Loan Documents.

      13.2.2. Remedies Cumulative. The remedies provided in this Agreement shall be in addition to, and not in substitution for, the rights and remedies which would otherwise be vested in Lender for the recovery of damages, or otherwise, in the event of a breach of any of the representations, warranties, covenants, undertakings or agreements of Borrower hereunder.

      13.2.3. Indemnification. Without prejudice to any other provisions of this Agreement, Borrower shall indemnify Lender against any and all liabilities, damages, claims, causes of action, losses and/or expenses, which Lender may sustain or incur as a consequence of the occurrence of an Event of Default, including without limitation, reasonable attorneys' fees.

     14.  Books, Records, Statements and Audits.

 14.1. Books and Records. Borrower shall, or shall cause its tenant or agent to, keep accurate, full and complete books, records and accounts reflecting all operations, transactions, assets, liabilities and financial condition of the Property and every part thereof. All books, records, accounts and financial statements shall be accurate and complete in all material respects, shall present fully and fairly the financial position and results of the operation and maintenance of the Property and shall be prepared in accordance with GAAP.

 14.2. Lender's Right to Audit. The books, accounts and records of the Property shall at all times be maintained at Borrower's principal office or at the Facility, unless Lender in writing otherwise agrees. Upon reasonable notice to Borrower, Lender may at its option and expense conduct audits and make copies of the books, records and accounts of the Property, on either a continuing or periodic basis, or both, by employees of Lender, an Affiliate of Lender, or by independent certified public accountants retained by Lender.

     15.  Expenses, Charges and Attorneys' Fees.

 15.1. Closing Costs. At the Loan Closing, Borrower shall pay, in addition to its own costs and expenses in connection with the closing of the Loan, all costs and expenses incurred by Lender in connection with the negotiation, preparation and execution of this Agreement, the Note, the Mortgage and all other Loan Documents and any other certificate, instrument or agreement delivered or to be delivered hereunder or thereunder, including but not limited to Lender's out-of-pocket costs incurred in Lender's physical inspection of the Facility, Lender's attorneys' fees, all closing costs in connection with the Loan, filing and recording fees, transfer and/or recording taxes, intangible taxes, Florida documentary stamp taxes and non-recurring intangible personal property taxes, appraisal fees, inspection fees, surveyor's fees and expenses, premiums for Lender's title insurance policy and all endorsements thereto reasonably required by Lender and any other out-of-pocket costs and expenses incurred by Lender in connection with the Loan Closing. If the Loan Closing fails to occur for any reason, Borrower shall reimburse Lender for all attorneys' fees and costs incurred by Lender in the preparation, review and negotiation of the Loan Documents and any other out-of-pocket costs and expenses incurred by Lender in connection with Lender's preparation for the Loan Closing.

 15.2. Attorneys' Fees. Any reasonable attorneys' and paralegals' fees and other expenses incurred by Lender in connection with the bankruptcy of Borrower or any of the other events described in Section 13.1(i) hereof shall be additional indebtedness of Borrower secured by the Mortgage and the other Loan Documents. Borrower shall upon demand also reimburse Lender for all reasonable charges and expenses, including but not limited to, fees, expenses and disbursements of legal counsel for Lender, incurred (whether on appeal or otherwise) in connection with the enforcement of, or the preservation of, any rights under this Agreement or any other of the Loan Documents following any uncured Event of Default thereunder and under any other certificate, instrument or agreement delivered or to be delivered hereunder, and any such reimbursement not promptly made to Lender following demand therefor shall be additional indebtedness of Borrower secured by the Mortgage and the other Loan Documents.

     16.  Environmental Covenants and Indemnity.

 16.1. Compliance With Laws. Borrower shall, or shall cause its tenant to, keep and maintain the Property in compliance with, and shall not cause or permit the Property to be in violation of any federal, state or local laws, ordinances or regulations, now or hereafter in effect, relating to environmental contamination or condition, industrial hygiene, human health or safety or Hazardous Materials on, under or at the Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., ("RCRA"), the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Section 300f through 300j, Clean Water Act, 33 U.S.C. Section 1251, et seq.; Refuse Act, 33 U.S.C. Section 407; Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq.; the Hazardous Material Transportation Act; and any and all similar or comparable Florida state or local laws; and in the regulations now or hereafter adopted and publications now or hereafter promulgated pursuant thereto, or any other federal, state or local governmental law, ordinance, rule or regulation related thereto (collectively, the "Hazardous Materials Laws").

 16.2.     Aboveground and Underground Storage Tanks.   Borrower has
registered or will register all aboveground and underground storage tanks which are now or hereafter located on the Property and has paid and, with respect to the Real Property, shall pay all fees assessed by the Florida Department of Environmental Protection and is participating and will continue to participate in the Florida Petroleum Liability Insurance and Restoration Program in connection with such tanks (and Borrower will so pay said fees and insurance premiums with respect to any aboveground and underground storage tanks hereafter located on the Property), as required by any and all applicable Florida statutes and regulations. In addition, Borrower will fully comply with the above-mentioned statute and regulations, the Federal Solid Waste Disposal Act, and 40 C.F.R. Part 280, as supplemented and amended, including without limitation, requirements for financial assurance, tank replacement, and monitoring, and Florida Administrative Code Rules 17-761 and 17-762.

 Borrower hereafter shall provide to Lender copies of all correspondence and reports relating to the inspection or testing of underground storage tanks and lines located on any of the Property submitted by Borrower to the Florida Department of Environmental Protection or the Florida Petroleum Liability Insurance and Restoration Program. If an Event of Default (as defined below) shall have occurred and be continuing, Borrower shall provide to Lender copies of all environmental audits, tests, site assessments and other documents relating to the testing of underground storage tanks and lines located on any of the Property from any source, irrespective of when such documents were compiled or submitted to the Florida Department of Petroleum Liability Insurance and Restoration Program. Lender shall have the right to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any claims as to which Borrower is required to give notice pursuant to this Paragraph 16.2 and to have its reasonable attorneys' fees and paralegal charges, in connection therewith paid by Borrower.

 16.3. Prohibited Acts. Borrower shall not, nor permit its tenant to, use, generate, manufacture, treat, handle, refine, produce, process, store, discharge, release, dispose of or allow to exist on, under or at the Property pollutants, contaminants, hazardous or toxic substances, materials or wastes or related materials, including, without limitation, any flammable explosives, radioactive materials, asbestos, organic compounds known as polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, oil, petroleum products, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under the Hazardous Materials Laws (collectively "Hazardous Materials"), except in compliance with all applicable law. Furthermore, Borrower shall not allow to exist on, under or at the Property, any underground storage tanks or underground deposits unless they exist in compliance with applicable Hazardous Materials Laws.

 16.4. Notification. Borrower shall immediately advise Lender in writing of (i) any actual, suspected or threatened release of any Hazardous Materials on all or any part of the Property, or on property immediately adjacent to the Property, (ii) any and all correspondence, notice enforcement, clean up, removal, mitigation or other governmental or regulatory actions instituted, contemplated or threatened pursuant to any Hazardous Materials Laws affecting the Property, (iii) all claims made or threatened by any third party against Borrower or the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials (the matters set forth in clauses (ii) and (iii) above are hereinafter referred to as "Hazardous Materials Claim"), and (iv) Borrower's discovery of any occurrence or condition on the Property or any real property adjoining or in the vicinity of the Property which could subject Borrower or the Property to testing, site assessment and/or remediation pursuant to any Hazardous Materials Laws or that could cause the Property or any part thereof to be subject to any claim or liability or restrictions on ownership, occupancy, transferability or use of the Property under any Hazardous Materials Laws.

 16.5. Hazardous Materials Liabilities. Lender shall have the right to join and participate in, as a party if it so elects, any settlements, remedial actions, legal proceedings or actions initiated in connection with any Hazardous Materials Claims and to have its reasonable attorneys' fees actually incurred in connection therewith paid by Borrower. Borrower shall be solely responsible for, and shall indemnify, hold harmless and defend (using counsel of Lender's choosing) Lender, its directors, officers, employees, agents, successors and assigns (hereinafter collectively called the "Indemnitees") from and against, any loss, damage, cost, expense or liability directly or indirectly arising out of or attributable to the use, transportation, generation, manufacture, treatment, handling, refining, production, processing, storage, release, threatened release, seeping, emitting, discharge, disposal, or presence of Hazardous Materials on, under or at the Property (the losses, damages, costs, expenses or liabilities against which Borrower is obligated to indemnify and hold harmless the Indemnitees under the provision of this paragraph are hereinbelow collectively called "Hazardous Materials Liabilities"), which Hazardous Materials Liabilities include, without limitation: (a) all foreseeable and unforeseeable consequential damages; (b) the costs of any required or necessary repair, cleanup or detoxification of the Property, and the preparation and implementation of any closure, remedial or other required plans; and (c) all reasonable costs and expenses incurred by Lender in connection with clauses (a) and (b), including, without limitation, reasonable attorneys' fees actually incurred. At the Closing Borrower shall execute an Environmental Indemnity Agreement with respect to the Facility, in the form attached as Exhibit "H."

 16.6. Indemnification. BORROWER HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS LENDER AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, JUDGMENTS, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEYS' AND PARALEGALS' FEES AND EXPENSES, WHETHER INCURRED OR PAID, IN ANY ADMINISTRATIVE PROCEEDINGS, ON APPEAL, OR OTHERWISE), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, OUT OF THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER, OR ABOUT THE PROPERTY OR ANY SPILL, DISCHARGE, LEAKAGE, DRAINAGE, INTERNMENT, EMISSION OR OTHER RELEASE OF ANY HAZARDOUS MATERIALS, ON OR ABOUT THE PROPERTY (OR ON PROPERTIES ADJACENT THERETO OR IN THE VICINITY THEREOF WHICH, DUE TO MIGRATION OR OTHER MEANS, AFFECT THE PROPERTY) WHICH MAY CAUSE A THREAT OR ACTUAL INJURY TO THE HEALTH AND ENVIRONMENT, OR WHICH MAY CAUSE A THREAT OR ACTUAL INJURY TO PLANT OR ANIMAL LIFE, OR (B) ANY PROCEEDINGS CONCERNING THE PROPERTY PURSUANT TO ALL ENVIRONMENTAL LAWS, REGULATIONS, ORDERS, DECREES, RULES, CODES OR ORDINANCES OF ANY CITY, COUNTY, STATE, FEDERAL OR OTHER GOVERNMENTAL INSTITUTION OR BODY, OR (C) ANY REMEDIAL RESPONSE, REMEDIAL INVESTIGATION, FEASIBILITY STUDY, ENVIRONMENTAL STUDY, DAMAGE, JUDGMENT OR SETTLEMENT ARISING OUT OF ANY OF THE FOREGOING, (D) ALL FORESEEABLE CONSEQUENTIAL DAMAGES; (E) THE COSTS OF ANY REQUIRED OR NECESSARY REPAIR, CLEANUP OR DETOXIFICATION OF THE PROPERTY AND THE PREPARATION AND IMPLEMENTATION OF ANY CLOSURE, REMEDIAL OR OTHER REQUIRED PLANS "CLAIMS").
THE FOREGOING INDEMNITY SHALL APPLY TO THE FOREGOING CLAIMS WITHOUT REGARD TO WHETHER SUCH CLAIMS AROSE PRIOR TO THE TERM OF THE MORTGAGE AND IRRESPECTIVE OF WHETHER SUCH CLAIMS AROSE AS A RESULT OF ACTIONS TAKEN BY BORROWER OR ANY PREDECESSOR IN TITLE OR ANY EMPLOYEES, AGENTS, CONTRACTORS OR SUBCONTRACTORS OF BORROWER OR PREDECESSOR IN TITLE, OR ANY THIRD PERSONS AT ANY TIME OCCUPYING OR PRESENT ON THE PROPERTY; PROVIDED, HOWEVER, IN THE EVENT THAT THE FOREGOING CLAIMS AROSE PRIOR TO THE TERM OF THE MORTGAGE, BORROWER'S OBLIGATION TO PROVIDE THE FOREGOING INDEMNITY SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE REMAINING INDEBTEDNESS OWING TO LENDER BY BORROWER. THE FOREGOING INDEMNITY SHALL FURTHER APPLY TO ANY RESIDUAL CONTAMINATION ON OR UNDER THE PROPERTY, OR AFFECTING ANY NATURAL RESOURCES, AND TO ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION
WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORT OR DISPOSAL OF ANY SUCH HAZARDOUS MATERIALS, AND IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE LAWS, REGULATIONS, CODES AND ORDINANCES.

 16.7. Survival. The obligations of Borrower set forth in this Section 16 shall survive repayment of the Loan, any foreclosure of the Mortgage and any deed in lieu of foreclosure.

     17.  Miscellaneous.

 17.1. Notices. All notices, requests, demands or other communications to the respective parties hereto (unless otherwise expressly stipulated in this Agreement) shall be deemed to have been duly given or made if addressed as follows:

     If to Lender, to:        LTC Properties, Inc.
       300 Esplanade Drive, Suite 1860
       Oxnard, California 93030
       Attention:  James J. Pieczynski, President and
        Chief Financial Officer

     with a copy to: Pamela J. Privett, Esq.
       Senior Vice President and General Counsel
       LTC Properties, Inc.
       300 Esplanade Drive, Suite 1865
       Oxnard, California 93030

     with a copy to: Stern, Neubauer, Greenwald & Pauly
       A Professional Corporation
       1299 Ocean Avenue, Tenth Floor
       Santa Monica, California 90401
       Attention:  Dennis L. Greenwald, Esq.

     If to Borrower, to: 6000 Lake Forrest Drive, Suite 550
       Atlanta, Georgia  30328
       Attention:  Christopher F. Brogdon

     with copies to: Vincent, Berg, Stalzer & Menendez
       3399 Peachtree Road, Suite 1400
       Atlanta, Georgia 30326
       Attention:  Gregory P. Youra, Esq.

or to such other address or such other person as either party may from time to time hereafter specify to the other in writing delivered in the manner provided herein.

 Any notice, request, demand or other communication to be given or made hereunder may (except to the extent otherwise required by law) be given or made by registered or certified U.S. mail, return receipt requested with postage prepaid, or by a reputable overnight courier service, such as Federal Express, DHL or other comparable courier. Notices shall be deemed to have been given or made, in the case of notice by mail on the earlier of the date reflected on the return receipt or three (3) calendar days after deposit in the U.S. mails, and in the case of delivery by courier, by the courier's delivery receipt.

 17.2. Entire Agreement. This Agreement, the Note, the Mortgage, all the other Loan Documents referred to herein embody the entire agreement and understanding between Borrower and Lender relating to the subject matter hereof and supersede all prior agreements and understandings relating thereto. This Agreement may not be changed orally, but only by a written instrument signed by each party hereto.

 17.3. Captions. The headings to the Articles, Sections and Subsections of this Agreement have been inserted solely for convenience of reference and shall not modify, define or limit the express provisions of this Agreement.

 17.4. Further Assurances. Borrower agrees to execute and deliver such other instruments as may be requested by Lender from time to time to effect and confirm the transactions described herein and contemplated hereby.

 17.5. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF FLORIDA APPLICABLE TO INSTRUMENTS, PERSONS AND TRANSACTIONS HAVING CONTACTS AND RELATIONSHIPS SOLELY WITHIN THE STATE OF FLORIDA AND WITHOUT RESORT TO CHOICE OF LAW PRINCIPLES TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

 17.6. General Provisions Relating to Interest. IT IS THE INTENTION OF THE PARTIES HERETO TO CONFORM STRICTLY TO APPLICABLE USURY LAWS REGARDING THE USE, FORBEARANCE OR DETENTION OF THE INDEBTEDNESS EVIDENCED BY THIS AGREEMENT, THE NOTE, THE MORTGAGE AND THE OTHER LOAN DOCUMENTS, WHETHER SUCH LAWS ARE NOW OR HEREAFTER IN EFFECT, INCLUDING THE LAWS OF THE UNITED STATES OF AMERICA OR ANY OTHER JURISDICTION WHOSE LAWS ARE APPLICABLE, AND INCLUDING ANY SUBSEQUENT REVISIONS TO OR JUDICIAL INTERPRETATIONS OF THOSE LAWS, IN EACH CASE TO THE EXTENT THEY ARE APPLICABLE TO THIS AGREEMENT, THE NOTE, THE MORTGAGE AND THE OTHER LOAN DOCUMENTS (THE "APPLICABLE USURY LAWS"). ACCORDINGLY, THE FOLLOWING SHALL APPLY:

      (a) if any acceleration of the maturity of the Note or any payment by Borrower or any other person or entity results in Borrower or such other person or entity being deemed to have paid any interest in excess of the Maximum Amount, as hereinafter defined, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any other agreement or instrument, it is agreed as follows: (i) the provisions of this Section 17.6 shall govern and control; (ii) the aggregate of all interest under Applicable Usury Laws that is contracted for, charged or received under this Agreement, or under any of the other aforesaid agreements or instruments or otherwise shall under no circumstances exceed the Maximum Amount, and any excess shall, if permitted by Florida law, be retained by Lender as additional cash collateral for the Loan, to be held without interest or trust or, if not permitted to be so held by Lender, shall either be refunded to Borrower or applied in reduction of principal, if permitted by Florida law, in the sole discretion of Lender; (iii) neither Borrower nor any other person or entity shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount; and (iv) the effective rate of Interest on the Loan shall be ipso facto reduced to the Highest Lawful Rate (defined below), and the provisions of this Agreement, the Note, the Mortgage and the other Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all Applicable Usury Laws. All sums paid, or agreed to be paid, to Lender for the use, forbearance or detention of the indebtedness of Borrower to Lender evidenced by this Agreement, the Note, the Mortgage and the other Loan Documents shall, to the fullest extent permitted by the Applicable Usury Laws, be amortized, pro rated, allocated and spread throughout the full term of the indebtedness evidenced by this Agreement, the Note, the Mortgage and the other Loan Documents so that the actual rate of Interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. As used herein, the term "Maximum Amount" means the maximum non-usurious amount of interest which may be lawfully contracted for, charged or received by Lender in connection with the indebtedness evidenced by this Agreement, the Note, the Mortgage and other Loan Documents under all Applicable Usury Laws.

      (b) If at any time Interest on the Loan, together with any other fees and additional amounts payable hereunder or under any other agreements or instruments that are deemed to constitute interest under Applicable Usury Laws (the "Additional Interest"), exceeds the Highest Lawful Rate, then the amount of Interest to accrue pursuant to this Agreement, the Note, the Mortgage and the other Loan Documents shall be limited, notwithstanding anything to the contrary in this Agreement, the Note, the Mortgage or any other Loan Document or any other agreement or instrument, to the amount of Interest that would accrue at the Highest Lawful Rate; provided, however, that to the fullest extent permitted by Applicable Usury Laws, any subsequent reductions in the Interest Rate shall not reduce the Interest to accrue pursuant to this Agreement, the Note, the Mortgage and the other Loan Documents below the Highest Lawful Rate until the aggregate amount of Interest actually accrued pursuant to this Agreement, the Note, the Mortgage and the other Loan Documents, together with all Additional Interest, equals the amount of Interest which would have accrued if the Highest Lawful Rate had at all times been in effect and such Additional Interest, if any, had been paid in full. For purposes of this Agreement, the term "Highest Lawful Rate" means the maximum rate of Interest, if any, that may be charged under all Applicable Usury Laws on the principal balance of the Loan from time to time outstanding.

 17.7. Recourse. The Loan is a full recourse loan to Borrower. Notwithstanding anything to the contrary in the Note, this Agreement and each other Loan Document, the liability of Borrower for the payment of principal and Interest, and the observance and performance of all of the terms, covenants, conditions and provisions of the Note, this Agreement and the other Loan Documents is not limited or restricted to the Property, and full recourse may be had for the payment of such indebtedness, or the observance or performance of any of the terms, covenants, conditions or provisions of the Note, this Agreement or any of the other Loan Documents against any property, assets or funds of Borrower other than the Property.

 17.8. Estoppel certificates. Within ten (10) calendar days after written request by Lender, Borrower shall execute and deliver to Lender, in such form as Lender shall reasonably request, a certificate confirming
(i) that as of the date of such certificate this Agreement, the Note, the Mortgage and each other Loan Document are in full force and effect and are enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies, (ii) the amount of principal outstanding pursuant to the Note as of the date of such certificate, and (iii) that as of the date of such certificate, there is no uncured Event of Default or condition existing which would, with the passing of time or giving of notice (or both) constitute an Event of Default under this Agreement or any other Loan Document. Promptly upon the written request of Borrower and provided that Borrower is not in default in compliance with its obligations under this Agreement, the Note, the Mortgage or any other Loan Documents, Lender shall execute and deliver to Borrower a certificate confirming (a) that as of the date of such certificate this Agreement, the Note, the Mortgage and the other Loan Documents described and contemplated herein are in full force and effect, (b) the amount of principal outstanding pursuant to the Note as of the date of such certificate and the date to which principal and Interest have been paid, and (c) that as of the date of such certificate, to Lender's knowledge, there is no Event of Default under this Agreement or the other Loan Documents.

 17.9. Absence of Third Party Benefit. None of the terms of this Agreement nor of any other of the Loan Documents shall be construed as being for the benefit of or enforceable by, any third party, including but not limited to, any creditor of Borrower (other than Lender) or of Lender.

 17.10. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural forms thereof, as its context shall require.

 17.11. No Partnership.

      17.11.1. Creditor-Debtor Relationship. Lender and Borrower intend that the relationship between them pursuant to this Agreement and each other of the Loan Documents shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other of the Loan Documents or any other document or instrument made in connection with the Loan, shall be deemed or construed to create, or to constitute, a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by and between Lender and Borrower. Lender in no way shall be responsible or liable for the debts, losses, obligations, or duties of Borrower with respect to the Property or otherwise. All obligations to pay real property or other Taxes, assessments, insurance premiums and all other fees and charges arising from the ownership, operation or occupancy of the Property and to perform any agreements and contracts relating to the Property shall be the sole responsibility of Borrower. Borrower, at all times consistent with the terms and provisions of this Agreement and each other of the Loan Documents and any other document or instrument evidencing, securing or otherwise relating to the Loan, shall be free to determine and follow its own policies and practices in the conduct of its business on the Property.

      17.11.2. Indemnification. Borrower hereby agrees to indemnify, hold harmless and defend Lender, its officers, directors, agents, representatives and employees (using counsel of Lender's choice) from and against any and all claims, demands, liabilities, losses, injuries, costs, expenses and damages (including without limitation reasonable attorneys' and paralegals' fees actually incurred as herein provided, whether in any administrative or bankruptcy proceeding or otherwise) which Lender, its officers, directors, agents, representatives and employees may incur as a result hereof or which may result from or which may be instituted against Lender, its officers, directors, agents, representatives and employees by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in any agreement made by Borrower relating to the Property. Borrower shall also indemnify and hold harmless Lender, its officers, directors, agents, representatives and employees against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses (including reasonable attorneys' and paralegals' fees actually incurred, whether in any administrative or bankruptcy proceeding or otherwise) of whatever kind or nature which may be imposed on, incurred by or asserted at any time against Lender, its officers, directors, agents, representatives and employees and in any way relating to or arising out of or in connection with the Property and/or the construction or maintenance of the improvements thereon and/or the use, occupation or operation of the Property. Should Lender, its officers, directors, agents, representatives and employees incur any such liability under the Note, this Agreement or any of the other Loan Documents referred to herein, or in defense of any claims or demands related thereto, the amount thereof, (including costs, expenses and attorneys' fees as herein provided) shall be secured by the Mortgage and all other Loan Documents made in connection with the Loan, and Borrower agrees to reimburse Lender therefor on or before thirty (30) days following written request therefor, together with interest thereon at the Default Interest Rate if payment has not been made within said thirty (30) day period, and upon the failure of Borrower to do so, Lender may declare all sums due under this Agreement, the Mortgage and the Note immediately due and payable.

 17.12. Resolution of Drafting Ambiguities. Borrower acknowledges that it was represented by counsel in connection with the preparation, execution and delivery of this Agreement, the Note, the Mortgage and the other Loan Documents to be executed and delivered by Borrower and that Borrower's counsel reviewed and participated in the revision of all of the Loan Documents and that any rule of construction under any applicable law to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of any of this Agreement or any other of the Loan Documents.

 17.13. Conflicts. Borrower and Lender hereby acknowledge and agree that concurrently with entering into this Agreement, they have also entered into the other Loan Documents which set forth rights, obligations and remedies of the parties in connection with the Loan, some of which are also addressed in this Agreement. Borrower and Lender hereby further agree that to the extent that the provisions of any of the other Loan Documents constitute an addition to or an enhancement of (without conflicting or being inconsistent with) the provisions of this Agreement, then the provisions of said other Loan Documents and the provisions of this Agreement shall all be and remain in full force and effect, enforceable by Lender in accordance with their respective terms; provided, however, that if and to the extent that there is any direct conflict or inconsistency between the provisions of the other Loan Documents and the provisions of this Agreement, the provisions set forth in the other Loan Documents shall govern and control.

 17.14. Severability. In case one or more of the provisions contained in this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect under any applicable law, the other provisions contained herein shall not in any way be affected or impaired thereby.

 17.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall together constitute but one and the same instrument.

 17.16. Waiver. The acceptance by Lender of any sum after any Event of Default shall not constitute a waiver of the right to require prompt performance of all the covenants and conditions contained in this Agreement, the Note, the Mortgage or any of the other Loan Documents. The acceptance by Lender of any sum less than the sum then due shall be deemed an acceptance on account only and shall not constitute a waiver of the obligation of Borrower to pay the entire sum then due, and Borrower's failure to pay said entire sum due shall be and continue to be an Event of Default notwithstanding Lender's acceptance of such lesser amount on account, and Lender shall be entitled at all times thereafter to exercise all rights and remedies it has pursuant to this Agreement following an Event of Default, notwithstanding the acceptance by Lender thereafter of future sums on account. Lender's failure to exercise or Lender's delay in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege hereunder. Any waiver of any right, power, or privilege hereunder shall be in writing. The rights and remedies of the parties herein provided are cumulative and not exclusive of any rights or remedies as provided by law.

 17.17. Commissions. Borrower hereby represents and warrants to Lender that Borrower has not employed the services of any loan broker, finder, agent or mortgage banker in connection with the making of the Loan. Borrower hereby agrees to hold harmless, indemnify and defend Lender (using counsel of Lender's choice) from any claims or actions for payment of any loan brokerage fees, commissions or other finder's fees incurred, or claimed to have been incurred in connection with the Loan.

 17.18. Attorneys' Fees; Legal Action.

      17.18.1. Attorneys' Fees. Borrower shall reimburse Lender for all reasonable attorneys' and paralegals' fees and expenses incurred (whether in any administrative proceeding, on appeal or otherwise) by Lender in connection with the enforcement of Lender's rights under this Agreement, including, without limitation, reasonable attorneys' and paralegals' fees actually incurred and disbursements for out-of-court workouts and settlements or for enforcement of rights under any state or federal statute, including, without limitation, reasonable attorneys' and paralegals' fees incurred (whether in any administrative proceeding, on appeal or otherwise) in bankruptcy and insolvency proceedings. Borrower specifically acknowledges that, due to the complexity of the Loan, the real estate development sophistication of Borrower and the difficulties contemplated in enforcement of Lender's remedies, Lender, to protect its interests properly and completely in the event of Borrower's default, shall be entitled to retain attorneys of Lender's choice, including attorneys in the employ of Lender.

      17.18.2. Legal Action. Lender shall have the right, at Borrower's expense, to commence, to appear in, or to defend any action or proceeding purporting to affect the rights or duties of the parties to this Agreement, the Note, the Mortgage or any of the Loan Documents and in connection therewith shall have the right to pay at Borrower's expense all necessary expenses, including reasonable attorney's fees, if Borrower fails upon reasonable notice to so commence, appear in or defend any such action or proceeding with counsel of Lender's choice, except in a suit by Borrower against Lender.

 17.19. Time is of the Essence. Time is of the essence in the performance of each and every obligation of Borrower hereunder.

 17.20. Exhibits. All Exhibits attached to this Agreement are incorporated herein by this reference as though set forth in full herein.

 17.21. No Oral Agreements. This written Agreement, the Note, the other Loan Documents and the instruments and documents executed in connection herewith, represent the final and full agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

       [Signatures to follow on next page]

   BORROWER:

   WAKULLA MANOR, INC.,
   a Florida corporation

   By:  Chris Brogdon
   Its: President

      [Signatures continued on next page]
      [Signatures continued from previous page]

LENDER:

LTC PROPERTIES, INC.,
a Maryland corporation

By:/s/ James J. Pieczynski
Its: President and CFO